Exhibit 15.2

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

Tel: (86 10) 8525-5500; Fax: (86 10) 8525-5511/5522

March 29, 2011

Baidu, Inc.
Baidu Campus
No. 10 Shangdi 10th Street
Haidian District, Beijing
People’s Republic of China 100085

Dear Sir/Madam:

We hereby consent to the reference of our name under the heading “Regulation” in Baidu, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2010, which will be filed with the Securities and Exchange Commission in the month of March 2011. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/  Han Kun Law Offices

Han Kun Law Offices